Exhibit 10.3

July 26, 2005

Mr. Gary J. Bench

2842 Locust Drive

Pittsburgh, PA

Dear Gary:

I am pleased to inform you that, if the Board of Consol Energy decides to go forward with the potential transaction involving the sale of securities in CNX Gas Corporation (“CNX Gas”), it is expected that you will be offered the newly created position of Chief Financial Officer with CNX Gas. The terms and conditions of the offer would be as follows:

Position	Chief Financial Officer

Base Salary	$180,000 Annually

One-Time Bonus Opportunity	At the discretion of the CNX Gas Board of Directors, you will be eligible to receive a one-time bonus.

Annual Short Term Target Incentive Compensation Opportunity (“Bonus”)	Your Bonus opportunity for 2005 performance is targeted at 45% of your Base Annual Salary. For 2005, payment is to be based on performance criteria relating to CONSOL Energy and CNX Gas and your performance with each entity in 2005. This Bonus will be in lieu of any bonus you might have been entitled to receive if you had remained an employee of CONSOL Energy in 2005. After 2005, the Bonus payment is expected to be based on criteria relating to CNX Gas and your performance with CNX Gas.

Long Term Incentive Compensation (LTIC)	Participation in CNX Gas LTIC with an initial one-time grant of CNX Stock Options excercisable for 74,074 shares of CNX Gas common Stock. It is anticipated that beginning in 2006 you will receive annual grants of $195,000 in the form of 75% CNX Gas Stock Options and 25% Restricted Stock Units. The grant of the options is subject to compliance by CNX Gas with any applicable securities law.

Vehicle Allowance	$850 per month

Change of Control	Eligible for coverage based on the terms and conditions outlined in the Agreement to be provided to you.

Welfare, disability and retirement benefit programs made available to you through CNX Gas as of the Effective Date will be substantially identical to those currently sponsored by CONSOL Energy. You will receive credit for your service recognized by CONSOL Energy (or its affiliates) under the benefit programs offered by CNX Gas in which you become a participant, subject to such adjustments or offsets, if any, necessary to avoid a duplication of benefits. As you are aware, the terms and conditions of these benefit programs and of your employment are subject to change at any time based on action by the sponsoring company with regard to the benefit programs and by CNX Gas with regard to the other terms and conditions of our employment.

This potential offer is contingent upon the CONSOL Energy and CNX Gas Boards of Directors giving final approval to the sale of CNX Gas common stock, the proceeds of which will be used to pay a special dividend to CONSOL Energy (the ”Financing”) in an amount equal to the total net proceeds from the Financing, the closing of the Financing, and your being named as the CFO of CNX Gas in the final Offering Memorandum. As you are aware, the Financing is subject to final approval of both Boards of Directors, after the marketing of the potential transaction and after a final offering price is presented to each Board of Directors for approval.

I look forward to your participation in the initial and ongoing success of this exciting new venture. Please signify your acceptance to this offer by signing in the space provided below.

Sincerely,

/s/ Nicholas J. DeIuliis
Nicholas J. DeIuliis
President and CEO
CNX Gas Corporation

Accepted and Agreed to:

/s/ Gary J. Bench
Gary J. Bench